NOTE


U.S. $25,000,000
                                             December 21, 1995
                                             New York, New York


     FOR VALUE RECEIVED, THE INTERPUBLIC GROUP OF COMPANIES, INC., a Delaware Corporation (the "Borrower"), hereby promises to pay to the order of NBD BANK (the "Bank"), the principal sum of TWENTY-FIVE MILLION AND NO/100 United States Dollars (U.S.
$25,000,000.), plus all accrued and unpaid interest thereon.
Principal shall be due and payable on December 21, 2002.

     Interest shall be payable at the rate and on the dates provided in the Credit Agreement.

     All such payments of principal and interest shall be made in lawful money of the United States of America in Federal or other immediately available funds at the office of the Bank located at 611 Woodward Avenue, Detroit, Michigan 48226, or at such other place as the holder hereof may designate.

     This note is the Note referred to in the Credit Agreement dated as of December 21, 1995, between the Borrower and the Bank, as the same may be amended from time to time (the "Credit Agreement"). Terms defined in the Credit Agreement are used herein with same meanings. Reference is made to the Credit Agreement for provisions prohibiting prepayment hereof and providing for the acceleration of the maturity hereof.


                         THE INTERPUBLIC GROUP OF COMPANIES, INC.


                         By:       ALAN M. FORSTER

                         Title:    VICE PRESIDENT AND TREASURER

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